Exhibit 99.1

BusinessWire Press Release

Luke Wood Joins Snap Inc. Board of Directors

Wednesday, May 20, 2026 – 2:00PM PT

SANTA MONICA, Calif.—(BUSINESS WIRE)— Snap Inc. (NYSE: SNAP) announced today that Luke Wood, former President of Beats by Dr. Dre and Vice President at Apple Inc., has been appointed to the company’s board of directors, effective as of May 20, 2026.

“We are excited to welcome Luke to Snap’s board,” said Evan Spiegel, co-founder and Chief Executive Officer of Snap Inc. “Luke has helped build and scale iconic products and brands at the intersection of technology and culture, and we look forward to benefiting from his insights.”

“Luke’s creative and operating experience will bring a valuable perspective to our board,” said Michael Lynton, Chairperson of the board of directors of Snap Inc. “We are pleased to welcome him and look forward to his contributions in the years ahead.”

“I’m thrilled to join Snap’s board at such an exciting time for the company,” said Wood. “Snap has a strong track record of innovation, and I look forward to working with Evan, Michael, and the other directors.”

Mr. Wood, age 57, is a co-founder and has served as Chief Executive Officer of Violet St Holdings, LLC since September 2022. From August 2014 to April 2020, Mr. Wood served as President of Beats by Dr. Dre and as a Vice President at Apple Inc. following Apple’s acquisition of Beats. Prior to that, he served as President of Beats by Dr. Dre from February 2011 to August 2014. Earlier in his career, Mr. Wood held various leadership positions at Interscope Geffen A&M and imprint DGC Records. Mr. Wood currently serves as a member of the board of directors of Fender Musical Instruments Corp. He holds a B.A. in American Studies from Wesleyan University.

About Snap Inc.

Snap Inc. is a technology company. We believe the camera presents the greatest opportunity to improve the way people live and communicate. We contribute to human progress by empowering people to express themselves, live in the moment, learn about the world, and have fun together. For more information, visit snap.com.

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